Exhibit 2.1

FIRST AMENDMENT

TO THE

BUSINESS COMBINATION AGREEMENT

This First Amendment (this “First Amendment”) to the Business Combination Agreement dated as of July 28, 2025 amends the Business Combination Agreement, dated as of June 23, 2025 (the “Original Agreement,” as amended pursuant to this First Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”), by and among (i) Columbus Circle Capital Corp I, a Cayman Islands exempted company (“SPAC”), (ii) ProCap Financial, Inc., a Delaware corporation (“Pubco”), (iii) Crius SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), (iv) Crius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), (v) ProCap BTC, LLC, a Delaware limited liability company (the “Company”), and (vi) Inflection Points Inc, d/b/a Professional Capital Management, a Delaware corporation (the “Seller”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS:

WHEREAS, Section 12.10 of the Business Combination Agreement sets forth that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties; and

WHEREAS, the Parties desire to amend certain provisions of the Original Agreement, including to allocate fifteen percent (15%) of the Adjustment Shares to non-redeeming Public Shareholders.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to the Original Agreement.

(a) The fourth Recital of the Original Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) following the Conversion (as defined below), SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger”), and with SPAC Shareholders receiving shares of Pubco Stock in exchange for the shares of SPAC Class A Common Stock held by such shareholders in accordance with the terms of this Agreement and (b) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers”, and together with the other transactions contemplated by this Agreement and the Ancillary Documents, including the Conversion and the Transaction Financings, the “Transactions”), and with Company Holders receiving shares of Pubco Stock in exchange for the Company Units held by such Company Holders in accordance with the terms of this Agreement, and as a result of the Mergers, SPAC and the Company will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law;

(b) Section 1.1 of the Original Agreement is hereby amended to add the following definitions therein:

“Per SPAC Share Consideration” means (i) a number of shares of Pubco Stock issued in exchange for each share of SPAC Class A Common Stock, equal to the sum of (i) one (1) share of Pubco Stock plus (ii) a number of shares of Pubco Stock equal to the quotient obtained by dividing (a) the aggregate number of SPAC Adjustment Shares by (b) the aggregate number of SPAC Public Shares issued and outstanding as of the Effective Time that are not redeemed or converted in the Redemption.

“SPAC Adjustment Shares” means a number of shares of Pubco Stock equal to fifteen percent (15%) of the Adjustment Shares.

(c) Section 2.8(a) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Company Common Units. As consideration for the Company Merger, the Company Common Holders, collectively, shall be entitled to receive from Pubco, in the aggregate, 10,000,000 shares of Pubco Stock (the “Common Merger Consideration Shares”).”

(d) Section 2.9(d) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“SPAC Class A Common Stock. At the Effective Time, each issued and outstanding share of SPAC Class A Common Stock (excluding those described in Section 2.9(e) and Section 2.9(f)) shall be converted automatically into the Per SPAC Share Consideration, provided, however, that each issued and outstanding share of SPAC Class A Common Stock held by the Sponsor and the IPO Underwriters shall be converted automatically into one (1) share of Pubco Stock, following which, all shares of SPAC Class A Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of SPAC Class A Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of SPAC Class A Common Stock shall be exchanged for a certificate (if requested) representing the Per SPAC Share Consideration (other than each share of SPAC Class A Common Stock held by the Sponsor and the IPO Underwriters, which shall be exchanged for a certificate (if requested) representing one (1) share of Pubco Stock) upon the surrender of such certificate in accordance with Section 2.12. Each certificate formerly representing shares of SPAC Class A Common Stock (other those described in Section 2.9(g)) shall thereafter represent only the right to receive the Per SPAC Share Consideration (other than certificates representing shares of SPAC Class A Common Stock held by the Sponsor and the IPO Underwriters, which shall represent only the right to receive one (1) share of Pubco Stock).

(e) Section 4.10 of the Original Agreement is hereby amended such that in each and every instance in which the capitalized term “Pubco” appears in Section 4.10, such term shall be considered amended and replaced by the term “SPAC”.

(f) Section 4.10(o) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(o) [Reserved].”

(g) The second sentence of Section 8.11(a) of the Original Agreement is hereby replaced with the following:

“The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution), the adoption and approval of this Agreement and the Transactions (including the SPAC Merger, the Conversion, the adoption and approval of the Conversion Organizational Documents and, to the extent required, the issuance of any shares in connection with the any Transaction Financing) as a Business Combination, (ii) the adoption and approval of a new equity incentive plan for Pubco in a form mutually satisfactory to SPAC and the Company (the “Incentive Plan”), and which will provide for awards for a number of shares of Pubco Stock equal to ten percent (10%) of the aggregate number of shares of Pubco Stock issued and outstanding immediately after the Closing (after giving effect to the Redemption), as further set forth in the Incentive Plan (the approvals described in foregoing clauses (i) and (ii), collectively, the “SPAC Shareholder Approval Matters”), (iii) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 8.15 hereof, (iv) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution) the adoption and approval of such other matters as the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions, and (v) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC, in each case in accordance with the SPAC Memorandum and Articles, the Cayman Act, the DGCL and the rules and regulations of the SEC and Nasdaq.”

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 12.1 through 12.11 and 12.13 through 12.15 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each party has caused this First Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC:

COLUMBUS CIRCLE CAPITAL CORP I

By:	/s/ Gary Quin
Name:	Gary Quin
Title:	Chief Executive Officer

Pubco:

PROCAP FINANCIAL, INC.

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

IN WITNESS WHEREOF, each party has caused this Fist Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC Merger Sub:

CRIUS SPAC MERGER SUB, INC.

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

Company Merger Sub:

CRIUS MERGER SUB, LLC

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

IN WITNESS WHEREOF, each party has caused this First Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

The Company:

PROCAP BTC, LLC

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

The Seller:

INFLECTION POINTS INC

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer